Exhibit 14(a)(1)(iii)

ORIX Capital Markets, LLC
Paul Smyth
1717 Main Street, 10th Floor
Dallas, TX 75201
214-237-2010

March 7, 2002

ANNUAL STATEMENT AS TO COMPLIANCE

Special Servicing

Ladies and Gentlemen:

This Officer’s Certificate is provided to you by ORIX Capital markets, LLC (“OCM”) pursuant to the terms outlined in the applicable sections of certain Agreements as referenced in the attached Exhibit A, relative to the securitization for which OCM serves as Special Servicer.

The undersigned officer, on behalf of OCM, hereby informs you (i) that, a review of the activities of OCM as Special Servicer and of its performance under each respective Agreement under the undersigned’s supervision has been made for the period of time commencing January 1, 2001 through December 31, 2001 or a portion thereof, (ii) that, to the best of such undersigned’s knowledge, based on such review, it has fulfilled all of its obligations under the Agreement and has maintained an effective internal control system relating to its servicing of the Loans serviced by it, throughout such period, and (iii) that, the undersigned has received no notice regarding qualification, nor challenging the status of the REMICS from the IRS or any other governmental body.

Also, please find attached, an Annual Independent Public Accountant’s Servicing Report performed by Arthur Andersen LLP relative to the assets being serviced by OCM for the period beginning January 1, 2001 through December 31, 2001.

Duplicates of these documents are being simultaneously sent to all parties listed on Exhibit B.

If you have any questions or comments relative to the attached documents, please call me at 214-237-2010.

Sincerely,

ORIX Capital Markets, LLC

Special Servicer

By:	/s/ Paul Smyth
Paul Smyth
Managing Director, Servicing

Attachments:	Annual Independent Public Accountant Servicing Report
Exhibit A
Exhibit B